EXHIBIT 10.57
December 2006 Amendments to J. C. Penney Company, Inc. 2005 Equity Compensation Plan
          RESOLVED that the second paragraph of Section 6. (c) of the J. C. Penney Company, Inc. 2005 Equity Compensation Plan be, and it hereby is, deleted in its entirety, and the following substituted therefore:
          “Fair market value” of the Common Stock on any date will be the closing price on such date as reported in the composite transaction table covering transactions of New York Stock Exchange listed securities, or if such Exchange is closed, or if the Common Stock does not trade on such date, the closing price reported in the composite transaction table on the last trading date immediately preceding such date, or such other amount as the Committee may ascertain reasonably to represent such fair market value.

          RESOLVED that Section 17 of the J. C. Penney Company, Inc. 2005 Equity Compensation Plan be, and it hereby is, deleted in its entirety, and the following substituted therefore:
17. Changes in Capitalization and Similar Changes. In the event of any change in the number of shares of Common Stock outstanding, or the assumption and conversion of outstanding Awards, by reason of a stock dividend, stock split, acquisition, recapitalization, reclassification, merger, consolidation, combination or exchange of shares, spin-off, distribution to holders of Common Stock (other than normal cash dividends), an equitable and proportionate adjustment shall be made to: (1) the option price under each unexercised Stock Option; (2) the exercise price under each unexercised SAR; and (3) the number and class of shares which may be issued on exercise of Stock Options and SARs granted and for Stock Awards, including restricted stock units, and any remaining shares reserved under the Plan. Any such adjustment with respect to ISOs shall also conform to the requirements of Section 422 of the Code.